Exhibit 16.1

PCAOB registered
JORGENSEN & CO
Certified Public Accountants
(425) 450-7024	www.jorgensencpa.com

November 16, 2009

U. S. Securities & Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re: Form 8-K/A, Item 4 for Find The World Interactive, Inc. (SEC file no. 333134287) filed on or about November 16, 2009.

We are the former independent auditors for Find The World Interactive, Inc. (“Company”). We have read the Company’s current report on Form 8-K/A Amendment No. 1 dated November 13, 2009, to be filed on or about November 16. We agree with the disclosures found in the Item 4.01 of that Form solely as they pertain to JORGENSEN & CO. We have no basis, to either agree or disagree with any other aspects of the Form 8-K/A Amendment No. 1.

Sincerely,

/s/ Jorgensen & Co.
JORGENSEN & CO.

P.O. Box 535 Bellevue, WA 98009-0535